STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is Connexa Sports Technologies Inc. (the "Corporation").

- **Second:** Its registered office in the State of Delaware is to be located at 1013 Centre Road, Suite 403-B Street, in the City of Wilmington County of New Castle Zip Code 19805. The registered agent in charge thereof is Vcorp Services, LLC.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation is being incorporated in connection with the conversion of Slinger Bag Inc., a Nevada corporation (the "Converting Entity"), to the Corporation and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the Converting Entity to the Corporation.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 300,000,000 shares (number of authorized shares) with a par value of $0.001 per share, consisting of 300,000,000 shares of common stock.

- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Mike Ballardie
  Mailing Address 2709 N. Rolling Road, Suite 138, Windsor Mill, MD
  Zip Code 21244

- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 7th day of April, A.D. 2022.

BY: */s/ Mike Ballardie*
(Incorporator)

NAME: Mike Ballardie
(type or print)